Exhibit 10.1

EXECUTION VERSION

TAX RECEIVABLE TERMINATION AND SETTLEMENT AGREEMENT

This TAX RECEIVABLE TERMINATION AND SETTLEMENT AGREEMENT (the “Agreement”) is entered into as of September 17, 2018, by and among (i) Nexeo Solutions, Inc. a Delaware corporation (f/k/a WL Ross Holding Corp., the “Company”), (ii) TPG VI Neon II, L.P., a Delaware limited partnership (“TPG Unblocked Partnership”), (iii) TPG VI FOF Neon, L.P., a Delaware limited partnership (“TPG FOF Partnership”), (iv) Nexeo Holdco, LLC, a Delaware limited liability company “Nexeo Holdco”), and (v) TPG VI Neon I, L.P., a Delaware limited partnership (“TPG Blocker Partnership” and, together with TPG Unblocked Partnership, TPG FOF Partnership, and Nexeo Holdco, the “TRA Holders”).

WHEREAS, in connection with the Holdings LLC Merger and the TPG Blocker Merger (each as defined in the TRA), the Company, TPG Unblocked Partnership, TPG FOF Partnership, Nexeo Holdco, TPG VI AIV SLP SD, LP, a Delaware limited partnership (“TPG GP”), and TPG VI DE BDH, LP, a Delaware limited partnership (“TPG Blocker Owner” and, together with the TPG Unblocked Partnership, TPG FOF Partnership, Nexeo Holdco and TPG GP, the “Original TRA Parties”) entered into that certain Tax Receivable Agreement, dated as of June 9, 2016 (the “TRA”);

WHEREAS, immediately following the Blocker Merger, TPG GP and TPG Blocker Owner contributed and assigned all of their respective rights under the TRA to the TPG Blocker Partnership in accordance with Section 7.6(a) of the TRA;

WHEREAS, concurrently with the execution of this Agreement, the Company, Univar Inc., a Delaware corporation (“Parent”), Pilates Merger Sub I Corp, a Delaware corporation, and Pilates Merger Sub II LLC, a Delaware limited liability company, are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Company desires to terminate the contingent obligations owed to the TRA Holders under the TRA, and the TRA Holders will accept payment for such contingent rights under the TRA and will release the Company from all obligations thereunder, as specified in this Agreement; and

WHEREAS, this Agreement shall be and hereby is fully conditioned upon the Closing (as defined in the Merger Agreement) and the consummation of the transactions contemplated hereby and shall be deemed to occur immediately at, but contingent upon, such Closing (as defined in the Merger Agreement), and if the Merger Agreement is terminated prior to such Closing (as defined in the Merger Agreement) having occurred, this Agreement shall be void ab initio and of no force and effect and the TRA shall remain in full force and effect.

NOW, THEREFORE, in consideration of the premises, representations, warranties and covenants herein contained, the Parties agree as follows:

Certain capitalized terms used in this Agreement shall have the meanings ascribed to them in Article IV. All other defined terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the TRA.

ARTICLE I

THE TERMINATION PAYMENT

1.1    Termination Payment; No Further Obligations.

(a)    At the Closing (as defined in the Merger Agreement), the Company shall make a cash payment in an amount equal to (i) $60,000,000.00 minus (ii) the aggregate amount of all payments to the TRA Holders pursuant to the TRA Members from and after the date of this Agreement (such cash payment, the “Termination Payment”) by wire transfer of immediately available funds to an account or accounts designated by the TRA Holders in accordance with the percentages set forth in Section 1.1(b) as payment in full to satisfy all obligations to the TRA Holders under the TRA.

(b)    The payments set forth in Section 1.1(a) shall be made to the TRA Holders in accordance with the following percentages:

(i)    TPG Unblocked Partnership — 52.49%;

(ii)    TPG FOF Partnership — 0.37%;

(iii)    Nexeo Holdco — 5.50%; and

(iv)    TPG Blocker Partnership — 41.64%.

(c)    The TRA Holders agree, on behalf of themselves and their predecessors, successors and permitted assigns, from and after, and conditioned upon, the Closing (as defined in the Merger Agreement) and the payment in full of the Termination Payment, the Company and its Affiliates (including, from and after the Closing, Parent and its Affiliates), and its and their respective shareholders, directors, officers and employees (collectively, the “Released Parties”) shall have no further obligations under the TRA to the TRA Holders or any other Person claiming through the TRA Holders on account of the TRA Holders’ interest in the TRA, and the TRA Holders (i) waive any and all rights the TRA Holders may otherwise have under the TRA against the Released Parties, (ii) release the Released Parties from actions, suits, claims, proceedings, demands or obligations related to the TRA and (iii) indemnify, defend and hold harmless the Released Parties from any losses, damages, costs, charges and expenses that it has or may in any way incur from and after the Closing relating to or arising out of claims by any TRA Holder or any equityholder, director, officer or employee of any of the foregoing with respect to the TRA Holders’ interest in the TRA, including the termination thereof (other than the payment of the Termination Payment).

(d)    The TRA Holders and the Company agree that, notwithstanding any provision of the TRA the application of which might result in a different outcome, in no event shall the amount of payments to be made to the TRA Holders under the TRA from and after the date of this Agreement, when taken together with the Termination Payment, exceed $60,000,000.00. The TRA Holders further represent to the Company that the aggregate amount of payments made to the TRA Holders since August 1, 2018 is $5,978,324 million and that such amount was paid in respect of the Taxable Year of the Company ended September 30, 2017.

1.2    Effect on TRA. The TRA Holders and the Company acknowledge and agree that, except for 7.4 (Governing Law) and 7.13 (Confidentiality) of the TRA (the “Surviving TRA Terms”), the TRA shall be terminated in its entirety as of, and conditioned upon, the Closing (as defined in the Merger Agreement) and the payment in full of the Termination Payment, and no party shall have any further liability or obligations thereunder or with respect thereto other than those with respect to the Surviving TRA Terms and the obligations set forth in this Agreement. In the event the Merger Agreement is terminated prior to such Closing (as defined in the Merger Agreement) having occurred, this Agreement shall be void ab initio and of no force and effect and the TRA shall remain in full force and effect. Prior to the Closing, this Agreement shall not have any effect on the rights and obligations of the parties to the TRA set forth in the TRA.

1.3    Tax Treatment. The Parties intend that, for U.S. federal (and applicable state and local) income tax purposes, the Termination Payment shall be treated as an adjustment to the purchase price paid by the Company pursuant to the Holdings LLC Merger or the TPG Blocker Merger, as applicable. None of the Parties shall take any position inconsistent with such treatment on any tax return or in any tax proceeding, except as otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE TRA HOLDERS

The TRA Holders represent and warrant to the Company that the statements contained in this Article II shall be true and correct as of the date of this Agreement and as of the Closing Date (as defined in the Merger Agreement).

2.1    Authorization of Transaction. The TRA Holders have all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the TRA Holders of this Agreement and the performance by the TRA Holders of this Agreement and the consummation by the TRA Holders of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the TRA Holders. This Agreement has been duly and validly executed and delivered by the TRA Holders and such agreements, constitute valid and binding obligations of the TRA Holders, enforceable against the TRA Holders in accordance with their terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally. The TRA Holders party hereto and the Company are the only parties to the TRA, and no Person other than the TRA Holders and the Company have any rights, entitlements or obligations under the TRA.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the TRA Holders that the statements contained in this Article III shall be true and correct as of the date of this Agreement and as of the Closing Date (as defined in the Merger Agreement).

3.1    Authorization of the Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement have been duly and validly executed and delivered by the Company and this Agreement constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

ARTICLE IV

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Parties” shall mean the Company and each of the TRA Holders.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

ARTICLE V

MISCELLANEOUS

5.1    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a business day (or otherwise on the next business day) or (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to:

Nexeo Solutions, Inc.
3 Waterway Square Place #1000
The Woodlands, TX 77380
Attention:	Michael B. Farnell, Jr.
Fax: (281) 297-5221
Email: Mfarnell@nexeosolutions.com

with a copy to:

Weil Gotshal & Manges, LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Michael J. Aiello
Sachin Kohli
Facsimile:	(212) 310-8007
Email:	michael.aiello@weil.com
sachin.kohli@weil.com

If to the TRA Holders, to:

TPG Global, LLC
301 Commerce St., Suite 3300
Fort Worth, TX 76102
Attention:	Office of General Counsel
Facsimile:	(817) 871-4001
Email:	officeofgeneralcounsel@tpg.com

with a copy to:

Vinson & Elkins LLP
1001 Fannin St., Ste. 2500
Houston, TX 77002
Attention:	Keith R. Fullenweider
Lande A. Spottswood
Facsimile:	(713) 615-5171
Email:	kfullenweider@velaw.com
lspottswood@velaw.com

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

5.2    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

5.3    Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that Parent is hereby made a third party beneficiary of the rights granted the Company hereby for the purpose of specifically enforcing the Company’s rights hereunder on the terms hereof.

5.4    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

5.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.6    Amendments; Waivers. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Company, the TRA Holders and Parent. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

5.7    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.8    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with this Section 5.8, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or the TRA Holders otherwise have an adequate remedy at law.

5.9    Jurisdiction.

(a)    Each of the Parties (1) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (2) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (3) agrees that it will not bring any claims, actions or proceedings relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (4) waives any objection that it may now or hereafter have to the venue of any such claim, action or proceeding in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (5) consents to service being made through the notice procedures set forth in Section 5.1. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.1 shall be effective service of process for any claims, actions or proceedings in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)    The Parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 5.9(a) and such Parties agree not to plead or claim the same.

5.10    Succession and Assignment. This Agreement shall be binding upon and inure the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other Party.

5.11    Termination of Certain Agreements. The TRA Holders will and will cause their respective Affiliates to use reasonable best efforts to cause the Related Party Arrangements (as defined in the Merger Agreement) to be terminated in accordance with Section 6.21 of the Merger Agreement, other than the TRA to which any TRA Holder (or any of their respective Affiliates) is a party to be terminated, effective at or prior to the Closing, without any further right, obligation or liability of any Person thereunder; provided, however, that the TRA Holders will have no obligation under this Section 5.11 from and after any termination of the Sponsor Support Agreement dated as of September 16, 2018, by and between Univar Inc. and the Sponsor Shareholders named therein in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY:

NEXEO SOLUTIONS, INC.

By:	/s/ Michael B. Farnell, Jr.

Name:	Michael B. Farnell, Jr.
Title:	Executive Vice President and Chief Administration Officer

[Signature page to Tax Receivable Termination and Settlement Agreement]

THE TRA HOLDERS:

TPG VI NEON II, L.P.

By: TPG ADVISORS VI, INC., its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

TPG VI FOF NEON, L.P.

By: TPG ADVISORS VI, INC., its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

NEXEO HOLDCO, LLC

By: TPG ADVISORS VI, INC., its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

TPG VI NEON I, L.P.

By: TPG ADVISORS VI, INC., its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

[Signature page to Tax Receivable Termination and Settlement Agreement]